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                                  EXHIBIT 99.2


                      PRESS RELEASE, DATED APRIL 18, 1997




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                                      for further information: Gary Pastorius
                                                  703-803-3260



                FUISZ TECHNOLOGIES NAMES MCVEY PRESIDENT AND CEO

CHANTILLY, VA., April 18, 1997 -- Dr. Richard C. Fuisz, Chairman of Fuisz Technologies, Ltd. (NASDAQ NMS: FUSE), today announced that the board of directors has appointed Kenneth W. McVey as President and Chief Executive Officer. In assuming his new position at the parent company, Mr. McVey succeeds Dr. Fuisz who will continue in his original role as Chairman of the Board.

"Ken McVey is a highly talented individual with extensive experience in worldwide pharmaceutical commerce. I am personally pleased to have an individual of his personal and professional quality leading our business operations and accelerating the commercialization of our technologies and products worldwide," said Dr. Fuisz.

"As founder of this company, Richard Fuisz has created a tremendous asset for launching new drug delivery technologies that the marketplace has been eagerly awaiting," Mr. McVey said. "I look forward to working together with Richard and enjoying his counsel to move our technologies forward into an ever wider array of practical applications and create greater value for our shareholders," he added. Mr. McVey continues as President and Chief Executive Officer of the company's Fuisz International Holdings Limited (FIHL) subsidiary.

Fuisz Technologies, Ltd. is engaged in the development and commercialization of a wide range of drug delivery and food applications. FIHL, based in Dublin, Ireland, commercializes the company's products outside North America.

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This news release contains forward-looking statements that involve risks and uncertainties. The actual future results of Fuisz Technologies, Ltd. may differ materially due to a number of factors including, but not limited to, dependence on collaborative partners, risk of manufacturing scale-up, delays in introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report on Form 10-K in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."